Exhibit 3.1

CERTIFICATE OF CORRECTION
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VAREX IMAGING CORPORATION

Varex Imaging Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Varex Imaging Corporation.

2.
An Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on January 27, 2017, and said Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.
The inaccuracy or defect of said Restated Certificate to be corrected is that in Article IV, Section 1, the Restated Certificate recites and certifies that the Corporation has the authority to issue 20,000,000 shares of Common Stock and 150,000,000 shares of Preferred Stock, rather than 150,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

4.	Article IV, Section 1 of the Restated Certificate is corrected to read as follows:
The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have authority to issue shall be 170,000,000. The total number of shares of Common Stock which the Corporation shall have authority to issue shall be 150,000,000, par value $0.01 per share. The total number of shares of Preferred Stock which the Corporation shall have authority to issue shall be 20,000,000, par value $0.01 per share.

5.	The corrected Restated Certificate is attached as Exhibit A to this Certificate of Correction.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Correction has been executed by a duly authorized officer of the Corporation on this 11th day of December 2017.

VAREX IMAGING CORPORATION

/s/ Kimberley E. Honeysett
________________________________________________________________________________________________
By: Kimberley E. Honeysett
Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VAREX IMAGING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VAREX IMAGING CORPORATION
Varex Imaging Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Varex Imaging Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 18, 2016.

2.
This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and is to become effective as of 2:59 a.m. Eastern time, on January 28, 2017.

3.
This Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the currently existing Certificate of Incorporation of the Corporation, including as amended or supplemented heretofore. As so restated, integrated and amended, the Amended and Restated Certificate of Incorporation reads as follows:

ARTICLE I.

The name of this corporation is Varex Imaging Corporation (the “Corporation”).
ARTICLE II.
The registered office of the Corporation in the State of Delaware is c/o the Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.
ARTICLE III.
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV.
Section 1.Authorized Stock. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have authority to issue shall be 170,000,000. The total number of shares of Common Stock which the Corporation shall have authority to issue shall be 150,000,000, par value $0.01 per share. The total number of shares of Preferred Stock which the Corporation shall have authority to issue shall be 20,000,000, par value $0.01 per share.

Section 2.Common Stock. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation (as hereinafter defined), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

Section 3.Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the designation of the series, which may be by distinguishing number, letter or title;

(b)
the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)	dates at which dividends, if any, shall be payable;

(e)	the redemption rights and price or prices, if any, for shares of the series;

(f)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)
whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)	restrictions on the issuance of shares of the same series or of any other class or series; and

(j)	the voting rights, if any, of the holders of shares of the series.

ARTICLE V.

Section 1.     Board of Directors.

a.	The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

b.	Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”).

c.
The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes (designated as Class I, Class II and Class III), as nearly equal in number as is reasonably possible, each with a term of office to expire at the third succeeding annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified; provided, that the first term of office of the Class I directors shall expire at the 2018 annual meeting of stockholders, the first term of office of the Class II directors shall expire at the 2019 annual meeting of stockholders and the first term of office of the Class III directors shall expire at the 2020 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2018 annual meeting of stockholders, (i) directors elected to succeed those directors whose terms then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office, and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created.

d.
Unless otherwise required by law, any vacancy on the Board or newly created directorship may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until their successors are duly elected and qualified, or until their earlier death, resignation, removal or departure from the Board for other cause.

e.
Notwithstanding the foregoing, whenever the holders of outstanding shares of one or more series of Preferred Stock are entitled to elect a director or directors of the Corporation separately as a series or together with one or more other series pursuant to a resolution of the Board providing for the establishment of such series, such director or directors shall not be subject to the foregoing provisions of this Article V, and the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board so providing for the establishment of such series and by applicable law.

Section 2.     Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. If one or more directors are so removed, new director(s) may be elected at the same meeting. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the Board providing for the establishment of any such series, any such director of the Corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.

Section 3.     In furtherance, and not in limitation, of the powers conferred by statute:

a.
The Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws, without any action on the part of the stockholders, by resolution passed by a majority of the Whole Board or by written consent, subject to the power of the stockholders of the Corporation to amend, alter, change, add to or repeal any Bylaws made by the Board by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

b.
Notwithstanding anything herein to the contrary, following the 2019 annual meeting of the stockholders of the Corporation, (i) each of the Class III directors shall be elected at the 2020 annual meeting of the stockholders of the Corporation to a two-year term, with the directors being divided, with respect to the time for which they severally hold office, into two classes following such meeting, (ii) each of the Class I directors shall be elected at the 2021 annual meeting of the stockholders of the Corporation to a one-year term, with the directors being divided, with respect to the time for which they severally hold office, into one class following such meeting and (iii) beginning at the 2022 annual meeting of the stockholders of the Corporation, each of the directors shall be elected to a one-year term with a term of office to expire at the next annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, following the 2022 annual meeting of the stockholders of the Corporation, any director, or the entire Board, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provisions of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another court sitting in the State of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.
If any provision of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, each portion of any sentence of this Article VI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE VII.

Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision of law) outside the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII.

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.
ARTICLE IX.
Section 1.     Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and effective as of the time at which Varian Medical Systems, Inc., a Delaware corporation, shall cease to be the beneficial owner of at least a majority of the then outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Section 2.     Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders may be called only by (a) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, or (b) the Chairman of the Board of Directors with the concurrence of the majority of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied. At any annual or special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting as specified in the Bylaws.

Section 3.     No Cumulative Voting. Stockholders of the Corporation shall not be entitled to cumulative voting in elections of directors of this Corporation.

ARTICLE X.
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may from time to time alter, amend, repeal or adopt, in whole or in part, any provisions of this Amended and Restated Certificate of Incorporation, subject to the next sentence. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by law), there shall be required to amend, alter, change, or repeal, or adopt any provision inconsistent with, directly or indirectly, Article V, Article VIII, Article IX or this Article X of this Amended and Restated Certificate of Incorporation the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that the provisions of this sentence shall be of no force and effect effective as of the completion of the 2021 annual meeting of the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has duly executed this Amended and Restated Certificate of Incorporation this 27th day of January 2017.

VAREX IMAGING CORPORATION

/s/ Kimberley E. Honeysett
________________________________________________________________________________________________
By: Kimberley E. Honeysett
Title: Senior Vice President, General Counsel and Corporate Secretary